Exhibit 99.1

Anika Reports Third Quarter 2019 Financial Results

Total Revenue Increases 11% and Net Income Increases 21% Year-over-Year

Company Raises Full Year 2019 Revenue and Earnings Guidance

Executing Five-Year Strategic Plan Focused on Joint Preservation and Restoration

BEDFORD, Mass.--(BUSINESS WIRE)--October 24, 2019--Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated joint preservation and regenerative therapies company with products leveraging its proprietary hyaluronic acid (“HA”) technology platform, today reported financial results for the third quarter ended September 30, 2019 and provided an update on its business progress in the period.

“Anika delivered double-digit revenue and earnings growth in the third quarter on the strength of growing global demand, Anika’s expanding commercial platform, and continued fiscal discipline. The strength of our results in the third quarter is a testament to the hard work of the entire Anika team and reflects our continued progress towards executing our five-year strategic plan to transform Anika into a global commercial company focused on joint preservation and restoration,” said Joseph Darling, President and Chief Executive Officer of Anika Therapeutics. “In the third quarter, we successfully completed the buildout of our hybrid commercial salesforce in the U.S., commenced the soft launch of TACTOSET under our hybrid commercial model and further strengthened our leadership team. We also continued to realize the benefits of our international expansion efforts, as evidenced by worldwide Orthobiologics revenue growth of 11% year-over-year for the quarter. We are confident we can continue to build on the momentum of our strong third quarter performance and accordingly, have raised our full year 2019 guidance. We look forward to continuing to drive financial and operational performance as we execute on our strategic plan to deliver growth and shareholder value.”

Third Quarter Financial Results

  Total revenue for the third quarter of 2019 increased 11% year-over-year to $29.7 million, compared to $26.8 million for the third quarter of 2018. The increase in total revenue was due primarily to MONOVISC and CINGAL, which delivered revenue growth of 15% and 35% year-over-year, respectively.
  Global Viscosupplement revenue grew 9% year-over-year for the third quarter of 2019. U.S. Viscosupplement revenue increased 7% year-over-year for the quarter, due primarily to higher MONOVISC revenue. International Viscosupplement revenue increased 17% year-over-year for the quarter, due primarily to growth in demand for CINGAL and ORTHOVISC.
  Total operating expenses for the third quarter of 2019 decreased to $17.6 million, compared to $18.2 million for the third quarter of 2018. The decrease in total operating expenses was due primarily to lower cost of product revenue, partially offset by higher selling, general and administrative expenses related to the buildout of the Company’s hybrid commercial model and the launch of TACTOSET.
  Net income for the third quarter of 2019 was $9.2 million, or $0.64 per diluted share, compared to net income of $7.6 million, or $0.53 per diluted share, for the third quarter of 2018. The increase in net income was due primarily to the increase in total revenue and decrease in operating expenses previously discussed.
  Adjusted EBITDA (see description below) for the third quarter of 2019 increased 32% year-over-year to $14.9 million, compared to $11.3 million for the third quarter of 2018. The year-over-year improvement was due to global revenue growth and a net reduction in operating expense as compared to the same period in 2018.
  Cash, cash equivalents and investments were $173.2 million as of September 30, 2019, compared to $159.0 million as of December 31, 2018. The increase in cash, cash equivalents and investments was due to approximately $24.0 million in cash provided by operating activities for the first nine months of 2019, $21.8 million generated from employee stock option exercises during the quarter, and was partially offset by the Company’s $30.0 million accelerated share repurchase program commenced in May 2019.

Recent Business Highlights

  Completed the buildout of its hybrid commercial salesforce in the U.S., including hiring four Regional Sales Directors to manage the domestic northeast, west, southeast, and central territories.
  Commenced the U.S. commercial soft launch of TACTOSET, Anika’s surgically-delivered therapy for bone repair procedures, utilizing its hybrid commercial model. The first human surgical procedure utilizing TACTOSET was successfully completed in August 2019, and the related soft launch of the product commenced in September.
  Strengthened its leadership team with the appointment of Mira Leiwant to the newly-created position of Vice President of Regulatory Affairs, Quality, and Clinical Affairs. Ms. Leiwant will oversee the Company’s global regulatory and clinical strategy, regulatory submissions, interactions with U.S. and international governmental health authorities, and quality and clinical affairs teams and processes.
  Announced five-year strategic plan to transform Anika into a global commercial company focused on joint preservation and restoration at Anika’s first Analyst and Investor Day on September 18, 2019. The core elements of the strategic plan include talent and culture, commercial acceleration, R&D innovation and inorganic growth.

Full Year 2019 Revised Corporate Outlook

  Based on currently available information, the Company expects total revenue growth to be in the range of 6% to 7% for the full year of 2019. Total operating expenses are now anticipated to be in the mid-$70 million range. Adjusted EBITDA is now expected to be in the mid- to high-$40 million range, which is based on anticipated U.S. GAAP net income in the mid- to high-$20 million range. Capital expenditures for the year are expected to be around $5 million.

Non-GAAP Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company is reporting Adjusted EBITDA, which is a non-GAAP financial measure and should not be considered an alternative to net income or other measurements under GAAP. The Company believes that Adjusted EBITDA provides additional useful information to investors in their assessment of its operating performance as it is a metric routinely used by management to evaluate the Company’s performance. Adjusted EBITDA is not calculated identically by all companies, and therefore the Company’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is defined by the Company as GAAP net income excluding depreciation and amortization, interest and other income (expense), income taxes and stock-based compensation expense. A reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is shown in the table below for the three- and nine-month periods ended September 30, 2019 and 2018 (in thousands).

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$9,200	$7,599	$23,142	$11,004
Interest and other income, net	(482)	(522)	(1,513)	(907)
Provision for income taxes	3,331	1,496	7,817	1,890
Depreciation and amortization	1,516	1,513	4,459	4,433
Stock-based compensation	1,311	1,177	4,140	10,064
Adjusted EBITDA	$14,876	$11,263	$38,045	$26,484

Conference Call Information
Anika’s management will hold a conference call and webcast to discuss its financial results and business highlights today, Thursday, October 24 at 5:00 pm ET. The conference call can be accessed by dialing 1-855-468-0611 (toll-free domestic) or 1-484-756-4332 (international). A live audio webcast will be available in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation may also be accessed via the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Anika Therapeutics, Inc.
Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated joint preservation and regenerative therapies company based in Bedford, Massachusetts. Anika is committed to delivering therapies to improve the lives of patients across a continuum of care from osteoarthritis pain management to joint preservation and restoration. The Company has over two decades of global expertise commercializing more than 20 products based on its proprietary hyaluronic acid (HA) technology platform. For more information about Anika, please visit www.anikatherapeutics.com.

Forward-Looking Statements
The statements made in the second paragraph and in the section captioned “Full Year 2019 Revised Corporate Outlook” of this press release, which are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to the Company’s revised expectations with respect to its 2019 financial performance. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties, and other factors. The Company’s actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) the Company’s ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company’s research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company’s clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company’s ability to successfully commercialize its products, in the U.S. and abroad; (ix) quarterly sales volume variation experienced by the Company, which can make future results difficult to predict and period-to-period comparisons potentially less meaningful; (x) the Company’s ability to provide an adequate and timely supply of its products to its customers; and (xi) the Company’s ability to achieve its growth targets. Additional factors and risks are described in the Company’s periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC’s website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

Anika Therapeutics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share data) (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Product revenue	$29,615	$26,781	$84,745	$78,581
Licensing, milestone and contract revenue	82	6	93	18
Total revenue	29,697	26,787	84,838	78,599

Operating expenses:
Cost of product revenue	5,951	8,282	20,098	24,279
Research and development	4,158	4,232	12,581	14,126
Selling, general and administrative	7,539	5,700	22,713	28,207
Total operating expenses	17,648	18,214	55,392	66,612
Income from operations	12,049	8,573	29,446	11,987
Interest and other income, net	482	522	1,513	907
Income before income taxes	12,531	9,095	30,959	12,894
Provision for income taxes	3,331	1,496	7,817	1,890
Net income	$9,200	$7,599	$23,142	$11,004

Basic net income per share:
Net income	$0.65	$0.53	$1.65	$0.76
Basic weighted average common shares outstanding	14,070	14,237	14,065	14,524
Diluted net income per share:
Net income	$0.64	$0.53	$1.62	$0.74
Diluted weighted average common shares outstanding	14,387	14,377	14,266	14,820

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

			September 30,	December 31,
ASSETS			2019	2018
Current assets:
Cash, cash equivalents and investments			$173,206	$159,014
Accounts receivable, net			23,889	20,775
Inventories, net			25,243	21,300
Prepaid expenses and other current assets			1,479	1,854
Total current assets			223,817	202,943
Property and equipment, net			51,750	54,111
Right-of-use assets			23,082	-
Other long-term assets			5,761	4,897
Intangible assets, net			7,680	9,191
Goodwill			7,489	7,851
Total assets			$319,579	$278,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable			$2,702	$3,143
Accrued expenses and other current liabilities			8,493	8,146
Total current liabilities			11,195	11,289
Other long-term liabilities			372	550
Deferred tax liability			4,727	3,542
Lease liabilities			21,603	-
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value			-	-
Common stock, $0.01 par value			143	142
Additional paid-in-capital			46,482	50,763
Accumulated other comprehensive loss			(6,318)	(5,526)
Retained earnings			241,375	218,233
Total stockholders’ equity			281,682	263,612
Total liabilities and stockholders’ equity			$319,579	$278,993

Anika Therapeutics, Inc. and Subsidiaries Supplemental Financial Data

Revenue by Product Line and Product Gross Margin
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
Product Line:	2019	%	2018	%	2019	%	2018	%
Orthobiologics	$26,765	91%	$24,097	90%	$74,975	88%	$69,778	88%
Surgical	578	2%	1,191	4%	4,071	5%	3,700	5%
Dermal	417	1%	80	1%	990	1%	163	1%
Other	1,855	6%	1,413	5%	4,709	6%	4,940	6%
Product Revenue	$29,615	100%	$26,781	100%	$84,745	100%	$78,581	100%

Product Gross Profit	$23,664		$18,499		$64,647		$54,302
Product Gross Margin	80%		69%		76%		69%

Product Revenue by Geographic Region (in thousands, except percentages) (unaudited)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
Geographic Region:	2019	%	2018	%	2019	%	2018	%
United States	$23,437	79%	$21,695	81%	$66,462	78%	$63,377	81%
Europe	3,943	13%	3,132	12%	11,396	14%	9,021	11%
Other	2,235	8%	1,954	7%	6,887	8%	6,183	8%
Product Revenue	$29,615	100%	$26,781	100%	$84,745	100%	$78,581	100%

Contacts

Anika Therapeutics, Inc.
Joseph Darling, President & CEO
Sylvia Cheung, CFO
Tel: 781-457-9000